Exhibit 99.2

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: January 28, 2014
(Date of earliest event reported)

FORD MOTOR COMPANY
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-3950	38-0549190
(Commission File Number)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 313-322-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

Ford Motor Company (“Ford”) hereby incorporates by reference its news release dated January 28, 2014, which is filed as Exhibit 99 hereto.

Ford will conduct two conference calls on January 28, 2014 to review preliminary fourth quarter and full year 2013 financial results. Beginning at 9:00 a.m., Ford President and Chief Executive Officer Alan Mulally and Executive Vice President and Chief Financial Officer Bob Shanks will host a conference call to discuss Ford’s 2013 fourth quarter and full year results. Investors may access this presentation by dialing 866-953-6857 (or 1-617-399-3481 from outside the United States). The passcode for either telephone number is a verbal response of “Ford Earnings.”

At 11:00 a.m., Ford Vice President and Treasurer Neil Schloss, Ford Vice President and Controller Stuart Rowley, and Ford Motor Credit Company Chief Financial Officer Mike Seneski will host a conference call focusing on Ford Motor Credit Company’s 2013 fourth quarter and full year results. Investors may access this presentation by dialing 800-591-6942 (or 1-617-614-4909 from outside the United States). The passcode for either telephone number is a verbal response of “Ford Fixed Income.”

Representatives of the investment community will have the opportunity to ask questions on both conference calls, as will representatives of the news media on the first call.

The presentations (listen-only) and supporting materials will be available at www.shareholder.ford.com.

Investors also may access replays of the presentations beginning after 12:00 p.m. the day of the event through Tuesday, February 4, 2014 by dialing 888-286-8010 (or 1-617-801-6888 from outside the United States). The passcode for replays of the earnings call is 15583385; the passcode for replays of the fixed income call is 28355621. All times referenced above are in Eastern Time.

Please note that Exhibit 99 to this Form 8-K discusses various financial measures “excluding special items” and/or with other adjustments. The most directly comparable financial measures calculated and presented in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) are these same measures including special items and/or without adjustments. We believe that showing these measures on a basis that excludes special items and/or includes other adjustments is useful to investors, because it allows investors to evaluate our results excluding or adjusting for items related to our efforts to match production capacity and cost structure to market demand and changing model mix, as well as items that we do not necessarily consider to be indicative of earnings from ongoing operating activities.

In addition, Exhibit 99 discusses our key cash metrics, Automotive operating-related cash flow (which we believe best represents the ability of our Automotive operations to generate cash), Automotive gross cash (including cash and cash equivalents and net marketable securities), and net interest. We believe that Automotive operating-related cash flow is useful to investors because it includes elements that we consider to be related to our operating activities (e.g., capital spending), and excludes cash flow elements that we do not consider to be related to the ability of our operations to generate cash. The most comparable GAAP measure is Cash flows from operating activities of continuing operations on our statement of cash flows. The most comparable GAAP measure for Automotive gross cash is the sum of the individual line items on our balance sheet for each of the elements within that measure (Cash and cash equivalents and Marketable securities). Net interest primarily measures profit variances driven by changes in our Automotive sector’s centrally managed net interest (primarily interest expense, interest income, and other adjustments).  The most comparable GAAP measure for net interest is the sum of Interest expense, interest income, and gains/losses on the majority of our investments which are reported in Automotive interest income and other income/(loss), net on our income statement.

Item 9.01. Financial Statements and Exhibits.

EXHIBITS*

Designation	Description	Method of Filing

Exhibit 99	News release dated January 28, 2014	Filed with this Report

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORD MOTOR COMPANY
(Registrant)

Date: January 28, 2014	By:	/s/ Louis J. Ghilardi
Louis J. Ghilardi
Assistant Secretary

*
Any reference in the attached exhibit(s) to our corporate website(s) and/or other social media sites or platforms, and the contents thereof, is provided for convenience only; such websites or platforms and the contents thereof are not incorporated by reference into this Report nor deemed filed with the Securities and Exchange Commission.

EXHIBIT INDEX

Designation	Description

Exhibit 99	News release dated January 28, 2014

|	NEWS
		www.facebook.com/ford	www.twitter.com/ford

Ford Posts Full Year 2013 Pre-Tax Profit of $8.6 Billion, One of the Company’s Best Years Ever; Net Income of $7.2 Billion+

•
Full year 2013 pre-tax profit of $8.6 billion, an increase of $603 million from a year ago, was one of Ford’s best years ever; full year earnings per share of $1.62, an increase of 21 cents per share compared with a year ago

•	Full year net income of $7.2 billion, or $1.76 per share, including pre-tax special item charges of $1.6 billion and favorable tax special items of $2.2 billion

•	Highest full year Automotive pre-tax profit in more than a decade; record profits in North America and Asia Pacific Africa; about breakeven in South America; lower loss in Europe than last year

•
Full year top-line growth with wholesale volume and total company revenue up 12 percent and 10 percent, respectively, compared with a year ago; growth supported by year-over-year market share gains in the U.S., South America and in Asia Pacific Africa, which was driven by record market share in China; higher retail share in Europe

•	Ford Credit solidly profitable

•
Total company fourth quarter pre-tax profit of $1.3 billion, a decrease of $402 million compared with a year ago; 18th consecutive quarter of profitability; fourth quarter earnings per share of 31 cents, unchanged from 2012

•
Fourth quarter net income of $3 billion, or 74 cents per share, an increase of $1.4 billion compared with a year ago, including pre-tax special item charges of $311 million and favorable tax special items of $2.1 billion

•
Record positive Automotive operating-related cash flow of $6.1 billion for the full year; fourth quarter Automotive operating-related cash flow of $500 million — the 15th consecutive quarter of positive performance. Ford ended 2013 with Automotive gross cash of $24.8 billion, exceeding debt by $9.1 billion, and a strong liquidity position of $36.2 billion

•	Global pension plans funded status improved about $10 billion compared with year-end 2012

•
Ford’s outlook for 2014 is unchanged. Ford expects another solid year with total company pre-tax profit to range from $7 billion to $8 billion; Automotive revenue to be about the same as last year; Automotive operating margin to be lower; and Automotive operating-related cash flow to be positive but substantially lower than 2013

Financial Results Summary+	Fourth Quarter			Full Year
	2012	2013	B/(W) 2012	2012	2013	B/(W) 2012
Wholesales (000)	1,534	1,610	76	5,668	6,330	662
Revenue (Bils.)	$36.3	$37.6	$1.3	$133.6	$146.9	$13.3
Operating Results
Pre-tax results (Mils.)++	$1,681	$1,279	$(402)	$7,966	$8,569	$603
After-tax results (Mils.)++	1,241	1,270	29	5,596	6,566	970
Earnings per share++	0.31	0.31	—	1.41	1.62	0.21
Special items pre-tax (Mils.)	$160	$(311)	$(471)	$(246)	$(1,568)	$(1,322)
Net income attributable to Ford
After-tax results (Mils.)	$1,598	$3,039	$1,441	$5,665	$7,155	$1,490
Earnings per share	0.40	0.74	0.34	1.42	1.76	0.34
Automotive
Operating-related cash flow (Bils.)	$1.0	$0.5	$(0.5)	$3.4	$6.1	$2.7
Gross cash (Bils.)	$24.3	$24.8	$0.5	$24.3	$24.8	$0.5
Debt (Bils.)	(14.3)	(15.7)	(1.4)	(14.3)	(15.7)	(1.4)
Net cash (Bils.)	$10.0	$9.1	$(0.9)	$10.0	$9.1	$(0.9)
See end notes on pages 8 and 9.

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DEARBORN, Mich., Jan. 28, 2014 — Ford Motor Company [NYSE: F] today reported 2013 full year pre-tax profit of $8.6 billion, one of the company’s best years ever, driven by the highest Automotive pre-tax profit in more than a decade and continued solid profit from Ford Credit.

Full year pre-tax profit of $8.6 billion was an increase of $603 million compared with a year ago; full year earnings of $1.62 per share were an increase of 21 cents. Net income of $7.2 billion, or $1.76 per share, was higher than a year ago, including pre-tax special item charges of $1.6 billion and favorable tax special items of $2.2 billion. Pre-tax special item charges included $856 million for separation-related actions, primarily in Europe to support the company’s transformation plan, and $594 million associated with Ford’s completed U.S. salaried retiree voluntary lump sum payout program as part of its pension de-risking strategy. The favorable tax special items include the impact of an increase in deferred tax assets related to investments in European operations and the release of valuation allowances held against U.S. state and local deferred tax assets.

Fourth quarter pre-tax profit was $1.3 billion, a decrease of $402 million compared with 2012; fourth quarter earnings per share of 31 cents were the same as a year ago. Ford has posted a pre-tax profit for 18 consecutive quarters. Fourth quarter net income was $3 billion, or 74 cents per share.

Ford generated positive Automotive operating-related cash flow of $500 million in the fourth quarter — the 15th consecutive quarter of positive performance — and record positive Automotive operating-related cash flow of $6.1 billion for the full year. Ford ended 2013 with Automotive gross cash of $24.8 billion, exceeding debt by $9.1 billion, and a strong liquidity position of $36.2 billion, an increase of $1.7 billion from year-end 2012.

“We had an outstanding year in 2013, demonstrating that our One Ford plan continues to drive solid results and profitable growth for all,” said Alan Mulally, Ford president and CEO. “We are well positioned for another solid year in 2014, as we continue our plan to serve customers in all markets around the world with a full family of vehicles — small, medium and large; cars, utilities and trucks — with the very best quality, fuel efficiency, safety, smart design and value.”

As a result of Ford’s 2013 financial performance, the company will make record profit-sharing payments to approximately 47,000 eligible U.S. hourly employees on March 13, 2014. As part of the UAW-Ford collective bargaining agreement, Ford North America pre-tax profits of $8.8 billion will generate profit-sharing payments of approximately $8,800 per eligible employee on a full year basis. Individual profit sharing payments may be higher or lower based on employee compensated hours.

Worldwide, Ford’s pension plans were underfunded by $9 billion at year-end 2013, about $6 billion of which is associated with unfunded plans. In total, this represents an improvement of about $10 billion compared with a year ago, driven primarily by higher discount rates and cash contributions. The company made $5 billion in cash contributions in 2013 to its worldwide funded plans, up $1.6 billion compared with a year ago. For 2014, cash contributions to funded plans are expected to be $1.5 billion globally, most of which is mandatory. This is $3.5 billion lower than last year reflecting the company’s improved funded status.

AUTOMOTIVE SECTOR

	Fourth Quarter				Full Year
	2012	2013	B/(W) 2012		2012	2013	B/(W) 2012
Wholesales (000)	1,534	1,610	76		5,668	6,330	662
Revenue (Bils.)	$34.5	$35.6	$1.1		$126.6	$139.4	$12.8
Operating Margin (Pct.)	3.8%	3.1%	(0.7)	pts.	5.3%	5.4%	0.1	pts.
Pre-tax results (Mils.)	$1,262	$924	$(338)		$6,256	$6,897	$641

Total Automotive fourth quarter wholesale volume and revenue both increased from a year ago. The higher volume primarily reflects higher industry volumes in all regions and higher market shares in North America and Asia Pacific Africa. Lower dealer stock increases this year compared with a year ago were a partial offset. The higher net revenue reflects favorable mix, higher net pricing and the volume increase. Operating margin and pre-tax profit were lower than a year ago.

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Full year volume and revenue were higher than a year ago by 12 percent and 10 percent, respectively. Operating margin and Automotive pre-tax profit also were higher.

“The company had an outstanding year, earning a profit that was higher than last year’s strong performance and one of our best years ever,” said Bob Shanks, executive vice president and chief financial officer. “Our results were driven by record profits in North America and Asia Pacific Africa, improved results in Europe and another solid year from Ford Credit.”

North America

	Fourth Quarter				Full Year
	2012	2013	B/(W) 2012		2012	2013	B/(W) 2012
Wholesales (000)	755	760	5		2,784	3,088	304
Revenue (Bils.)	$22.1	$22.5	$0.4		$79.9	$88.9	$9.0
Operating Margin (Pct.)	8.4%	7.6%	(0.8)	pts.	10.4%	9.9%	(0.5)	pts.
Pre-tax results (Mils.)	$1,872	$1,702	$(170)		$8,343	$8,781	$438

The fourth quarter results were driven by a strong industry, a robust full-size pickup segment, Ford’s strong product lineup, growth in U.S. market share, continued discipline in matching production to real demand and a lean cost structure — even as the company invested more in product and capacity for future growth.

North America achieved a pre-tax profit of $1.7 billion in the fourth quarter, about $200 million lower than last year’s record profit. Higher cost, mainly warranty and structural, and lower net pricing were offset partially by favorable volume and mix. The higher warranty expense of about $300 million was associated primarily with the Escape 1.6- liter recall announced in the fourth quarter.

Wholesale volume and revenue grew modestly in the fourth quarter. The volume improvement reflected higher U.S. industry sales, increasing from a SAAR of 15.4 million to 16 million units, and higher U.S. market share; partial offsets were unfavorable changes in dealer stocks and lower volume in non-U.S. markets. The higher revenue primarily reflected the volume increase and favorable mix.

For the full year, wholesale volume and revenue both improved 11 percent compared with 2012. North America’s operating margin was 9.9 percent, half of a percentage point lower than a year ago, while pre-tax profit was $8.8 billion, up about $400 million.

South America

	Fourth Quarter				Full Year
	2012	2013	B/(W) 2012		2012	2013	B/(W) 2012
Wholesales (000)	144	135	(9)		498	538	40
Revenue (Bils.)	$3.1	$2.7	$(0.4)		$10.1	$10.8	$0.7
Operating Margin (Pct.)	4.8%	(4.7)%	(9.5)	pts.	2.1%	(0.3)%	(2.4)	pts.
Pre-tax results (Mils.)	$145	$(126)	$(271)		$213	$(34)	$(247)

South America continues to execute the company’s strategy of expanding its product lineup and progressively replacing legacy products with global One Ford offerings.

South America’s pre-tax loss of $126 million in the fourth quarter was a decrease of $271 million compared with the prior year. Higher costs, unfavorable volume and mix, and unfavorable exchange were offset partially by higher net pricing. The higher net pricing reflects partial recovery of the adverse effects of high local inflation and weaker local currencies, along with pricing associated with the company’s new products.

In the fourth quarter, wholesale volume and revenue decreased by 6 percent and 11 percent, respectively, from a year ago. The lower volume is more than explained by plant downtime in Brazil in preparation for new products in 2014 and lower production in Venezuela resulting from limited availability of U.S. dollars. The revenue decline primarily reflects unfavorable exchange, volume, and mix, offset partially by higher net pricing.

South America’s full year wholesale volume and revenue both improved 8 percent compared with last year. Operating margin was negative 0.3 percent and the pre-tax loss was $34 million, both lower than positive results a year ago.

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Europe

	Fourth Quarter				Full Year
	2012	2013	B/(W) 2012		2012	2013	B/(W) 2012
Wholesales (000)	327	318	(9)		1,353	1,360	7
Revenue (Bils.)	$6.5	$7.1	$0.6		$26.6	$27.9	$1.3
Operating Margin (Pct.)	(11.4)%	(8.0)%	3.4	pts.	(6.6)%	(5.8)%	0.8	pts.
Pre-tax results (Mils.)	$(732)	$(571)	$161		$(1,753)	$(1,609)	$144

In the fourth quarter 2013, Ford continued to implement its transformation plan for Europe.

Europe’s fourth quarter pre-tax loss of $571 million was $161 million better than a year ago, explained by favorable market factors and other items, including higher parts and services profit, offset partially by unfavorable exchange and higher costs.

In the fourth quarter, wholesale volume was down 3 percent from a year ago, but revenue improved by 10 percent. The volume decrease is more than explained by unfavorable changes in dealer stocks and lower volume in markets outside the 19 European markets Ford tracked. Europe’s higher revenue mainly reflects favorable mix.

Europe’s full year wholesale volume and revenue were up less than 1 percent and 5 percent, respectively, from a year ago. Operating margin was negative 5.8 percent and the pre-tax loss was $1.6 billion, both improved from a year ago, despite higher restructuring costs of about $400 million and lower industry volume.

Europe’s commercial vehicle market share for 2013 was 9.2%, an increase of 0.7 percentage points compared with 2012. Ford was the fastest-growing commercial vehicle brand in Europe in 2013, and the Transit nameplate was the leader in the commercial van segment.

Asia Pacific Africa

	Fourth Quarter				Full Year
	2012	2013	B/(W) 2012		2012	2013	B/(W) 2012
Wholesales (000)	308	397	89		1,033	1,344	311
Revenue (Bils.)	$2.8	$3.3	$0.5		$10.0	$11.8	$1.8
Operating Margin (Pct.)	1.4%	3.3%	1.9	pts.	(0.8)%	3.5%	4.3	pts.
Pre-tax results (Mils.)	$39	$106	$67		$(77)	$415	$492

Ford’s strategy in Asia Pacific Africa is to grow aggressively with an expanding portfolio of global One Ford products with manufacturing hubs in China, India and ASEAN.

Asia Pacific Africa reported a fourth quarter record pre-tax profit of $106 million, an improvement of $67 million compared with a year ago. Market factors were favorable as were other factors, mainly reflecting higher royalties from joint ventures and an insurance recovery. Higher costs, as Ford continues to invest for future growth, were a partial offset.

In the fourth quarter, wholesale volume was up 29 percent from a year ago, and net revenue, which excludes the company’s China joint ventures, grew 16 percent. Ford’s wholesale volume in China was up 45 percent in the fourth quarter and about 50 percent for the full year. The higher volume in the region mainly reflects improved market share. Higher industry volume, increasing from a SAAR of 33.1 million units to 38.1 million units and favorable changes in dealer stocks also contributed. Higher revenue primarily reflects favorable volume and mix.

Fourth quarter market share in the region was 3.9 percent, half of a percentage point higher than a year ago and a quarterly record. The improvement was driven by China, where Ford’s market share improved half of a percentage point to a record 4.4 percent, reflecting mainly strong sales of EcoSport and Kuga.

For the full year, wholesale volume and revenue improved 30 percent and 17 percent, respectively, compared with a year ago. Operating margin was 3.5 percent and pre-tax profit was a record $415 million, both substantially improved from last year’s results.

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Other Automotive

The full year loss of $656 million in Other Automotive reflects net interest expense, offset partially by a favorable fair market value adjustment on the company’s investment in Mazda.

PRODUCTION VOLUMES*

	2013 Actual				2014
	Fourth Quarter		Full Year		First Quarter Forecast
	Units	O/(U) 2012	Units	O/(U) 2012	Units	O/(U) 2013
	(000)	(000)	(000)	(000)	(000)	(000)
North America	756	21	3,111	289	770	(14)
South America	104	(12)	474	57	100	(11)
Europe	333	(7)	1,443	(3)	380	(6)
Asia Pacific Africa	379	77	1,326	303	360	74
Total	1,572	79	6,354	646	1,610	43
* Includes production of Ford brand and JMC brand vehicles to be sold by unconsolidated affiliates.

In the fourth quarter, total company production was about 1.6 million units, 79,000 units higher than a year ago. This is 23,000 units lower than Ford’s most recent guidance.

For the full year, Ford produced 6.4 million units, up 646,000 from a year ago.

The company expects first quarter production to be about 1.6 million units, up 43,000 units from a year ago, reflecting higher volume in Asia Pacific Africa. Compared with the fourth quarter, first quarter production is up 38,000 units.

FINANCIAL SERVICES SECTOR

	Fourth Quarter			Full Year
	2012	2013	B/(W) 2012	2012	2013	B/(W) 2012
Revenue (Bils.)	$1.8	$2.0	$0.2	$7.0	$7.5	$0.5
Ford Credit pre-tax results (Mils.)	$414	$368	$(46)	$1,697	$1,756	$59
Other Financial Services pre-tax results (Mils.)	5	(13)	(18)	13	(84)	(97)
Financial Services pre-tax results (Mils.)	$419	$355	$(64)	$1,710	$1,672	$(38)

Ford Motor Credit Company

Ford Credit’s fourth quarter pre-tax profit of $368 million decreased $46 million from a year ago, primarily reflecting unfavorable residual performance related to lower auction values and lower financing margin, both in North America, as well as credit loss reserve changes. These factors were partially offset by higher volume.

The improvement of $59 million in Ford Credit’s full year pre-tax profit is more than explained by higher volume, primarily in North America, driven by an increase in leasing reflecting changes in Ford’s marketing programs, as well as higher non-consumer finance receivables due to higher dealer stocks. Higher credit losses due to lower credit loss reserve reductions in all geographic segments and unfavorable residual performance related to lower than expected auction values in North America were partial offsets.

Ford Credit remains key to Ford’s global growth strategy, providing world-class dealer and customer financial services, maintaining a strong balance sheet, and producing solid profits and distributions.

Other Financial Services

Other Financial Services had a fourth quarter and full year loss of $13 million and $84 million, respectively. The full year decrease of $97 million from the prior year is more than explained by lower profits from the liquidation of a portfolio of Volvo finance receivables that was not included in Ford’s sale of the Volvo auto business in 2010 and charges related to the sale of the portfolio in 2013.

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2013 PLANNING ASSUMPTIONS and KEY METRICS

Ford’s planning assumptions and key metrics for 2013 included the following:

		2012	2013
		Full Year	Full Year
		Results	Plan	Results
	Planning Assumptions
	Industry Volume* -- U.S. (Mils.)	14.8	15.0 - 16.0	15.9
	-- Europe (Mils.)**	14.0	13.0 - 14.0	13.7
	-- China (Mils.)	19.0	19.5 - 21.5	22.2

	Operational Metrics
	Compared with Prior Full Year:
	Market Share -- U.S.	15.2%	Higher	15.7%
	-- Europe**	7.9	About Equal	7.8
	-- China***	3.2	Higher	4.1

	- Quality	Mixed	Improve	Mixed

	Financial Metrics
	Compared with Prior Full Year:
	- Total Company Pre-Tax Operating Profit (Bils.)****	$8.0	About Equal	$8.6
	- Automotive Operating Margin*****	5.3%	About Equal / Lower	5.4%
	- Automotive Operating-Related Cash Flow (Bils.)****	$3.4	Higher	$6.1

*	Includes medium and heavy trucks
**	The 19 markets Ford tracks
***	Includes Ford and JMC brand vehicles produced in China by unconsolidated affiliates
****	Excludes special items; see “Operating-Related Cash Flows Reconciliation to GAAP” table on page 15
*****	Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue

OUTLOOK

Total Company

In 2014, Ford is continuing to invest to create innovative products such as the all-new F-150 to ensure Ford has the freshest and most attractive product line-up in the industry. At the same time, Ford is investing to expand its portfolio into new markets, as well as adding capacity, where appropriate, to satisfy increasing demand.

As a result, Ford expects 2014 to be another solid year and a critical next step forward in implementing its One Ford plan to continue delivering profitable growth for all.

“This year will be an important next step as we build an exciting, stronger growing business based on outstanding products that customers want and value around the world,” said Mulally.

2014 PROFIT OUTLOOK	2013 Full Year	2014 Full Year
	Results	Compared with 2013
Automotive (Mils.)*
North America	$8,781	Lower
South America	(34)	About Equal
Europe	(1,609)	Better
Middle East and Africa	N/A	About Breakeven
Asia Pacific	415	About Equal
Net Interest Expense	(801)	About Equal
Ford Credit (Mils.)	$1,756	About Equal

* Excludes special items

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North America

Ford expects North America to be strongly profitable in 2014, but at a lower level than in 2013, with an operating margin ranging from 8 percent to 9 percent. This outlook reflects the impact of launching 16 all-new or significantly refreshed products. As a result, Ford expects production downtime for model change-overs to result in lower wholesale volume than in 2013. For the all-new F-150, Ford is scheduling this year 11 weeks of production downtime, including the summer shutdown, at its Dearborn plant and two weeks, including the summer shutdown, at its Kansas City plant.

Ford expects net pricing in 2014 to be slightly unfavorable as it runs out the outgoing models and assumes a continuation of a more competitive pricing environment for small and medium cars and utilities due to the weaker yen. Ford also expects higher manufacturing, engineering and spending-related costs to support the launches, as well as for products and capacity actions that will be launched in later periods. Finally, Ford will not benefit this year from dealer stock increases as it did in 2013.

South America

In South America, results are expected to be about equal to 2013, or about breakeven. This outlook reflects improved profitability in Brazil and Argentina, offset by deterioration in Venezuela, including very low levels of production and Ford’s planning assumption that a major devaluation with a $350 million profit effect will occur in the first quarter. There are risks to this outlook, however, given the volatility of the situation in Venezuela and increasing risks in Argentina, where devaluation of the peso is accelerating and the government recently issued controls on vehicle imports.

Europe

In Europe, Ford expects reduced losses in 2014, including restructuring costs of about $400 million that will be reported in 2014 operating results. The Europe transformation plan continues to progress well and the business unit remains on track to achieve profitability in 2015.

Middle East and Africa

Ford’s new Middle East and Africa business unit is expected to approach breakeven results in 2014.

Asia Pacific

Asia Pacific pre-tax profit is expected to be about the same as 2013, reflecting continued investments to support growth in 2014 and beyond, a slower rate of revenue and volume growth than a year ago due to production constraints and a more competitive pricing environment, and finally, unfavorable results in Australia as Ford restructures the business and reflects the effects of a weakening Australian dollar.

Net Interest Expense

Ford expects Automotive net interest expense this year to be about the same as 2013.

Ford Credit

Ford Credit expects 2014 pre-tax profit about equal to 2013. Ford Credit also expects managed receivables at year- end of about $110 billion, managed leverage to continue in the range of 8:1 to 9:1 and distributions to its parent of about $250 million.

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2014 PLANNING ASSUMPTIONS and KEY METRICS

For 2014, Ford projects U.S. industry volume, including medium-heavy trucks, to range from 16 million to 17 million units. In Europe, the company expects a range of 13.5 million to 14.5 million units. In China, Ford expects volume to range from 22.5 million to 24.5 million units.

For Ford’s financial metrics, which are now aligned to the key drivers of total shareholder return, Ford expects Automotive revenue in 2014 to be about the same as 2013, Automotive operating margin to be lower, and Automotive operating-related cash flow to be positive but substantially lower than 2013, including higher capital spending consistent with Ford’s mid-decade outlook of about $7.5 billion.

Ford Credit’s 2014 pre-tax profit is expected to be about equal to 2013.

Ford’s outlook for 2014 is unchanged with total company pre-tax profit expected to range from $7 billion to $8 billion.

		2013	2014
		Full Year	Full Year
		Results	Plan	Outlook
	Planning Assumptions
	Industry Volume* -- U.S. (Mils.)	15.9	16.0 - 17.0	On Track
	-- Europe (Mils.)**	13.8	13.5 - 14.5	On Track
	-- China (Mils.)	22.2	22.5 - 24.5	On Track

	Key Metrics
	Automotive (Compared with 2013):
	- Revenue (Bils.)	$139.4	About Equal	On Track
	- Operating Margin***	5.4%	Lower	On Track
	- Operating-Related Cash Flow (Bils.)****	$6.1	Substantially Lower	On Track

	Ford Credit (Compared with 2013):
	- Pre-Tax Profit (Bils.)	$1.8	About Equal	On Track

	Total Company:
	- Pre-Tax Profit (Bils.)****	$8.6	$7 - $8 Billion	On Track

*	Includes medium and heavy trucks
**	Consists of the traditional 19 markets Ford tracks plus Romania
***	Automotive operating margin is defined as Automotive pre-tax results, excluding special items and Other Automotive, divided by Automotive revenue
*****	Excludes special items; see “Operating-Related Cash Flows Reconciliation to GAAP” table on page 15

ONE FORD PLAN

Ford remains focused on delivering the key aspects of the One Ford plan, which are unchanged:

•	Aggressively restructuring to operate profitably at the current demand and changing model mix

•	Accelerating the development of new products that customers want and value

•	Financing the plan and improving the balance sheet

•	Working together effectively as one team, leveraging Ford’s global assets

# # #

+
The financial results discussed herein are presented on a preliminary basis; final data will be included in Ford’s Annual Report on Form 10-K for the year ended Dec. 31, 2013. The following information applies to the information throughout this release:

•	Pre-tax results exclude special items unless otherwise noted.

•
All references to records by Automotive business units — Ford North America, Ford South America, Ford Europe and Ford Asia Pacific Africa — are since at least 2000 when Ford began reporting results for these business units.

•	All references to records for Automotive operating-related cash flow are since 2001

•
See tables at the end of this release for the nature and amount of special items, and reconciliation of items designated as “excluding special items” to U.S. generally accepted accounting principles (“GAAP”). Also see the tables for reconciliation to GAAP of Automotive gross cash, operating-related cash flow and net interest.

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•
Discussion of overall Automotive cost changes is measured primarily at present-year exchange and excludes special items and discontinued operations; in addition, costs that vary directly with production volume, such as material, freight and warranty costs, are measured at present-year volume and mix.

•
Wholesale unit sales and production volumes include the sale or production of Ford-brand and JMC-brand vehicles by unconsolidated affiliates. JMC refers to our Chinese joint venture, Jiangling Motors Corporation. See materials supporting the Jan. 28, 2014 conference calls at www.shareholder.ford.com for further discussion of wholesale unit volumes.

++	Excludes special items and “Income/(Loss) attributable to non-controlling interests.” See tables at the end of this release for the nature and amount of these special items and reconciliation to GAAP.

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Risk Factors

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on expectations, forecasts, and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geopolitical events, or other factors;

•	Decline in Ford’s market share or failure to achieve growth;

•	Lower-than-anticipated market acceptance of Ford’s new or existing products;

•	Market shift away from sales of larger, more profitable vehicles beyond Ford’s current planning assumption, particularly in the United States;

•	An increase in or continued volatility of fuel prices, or reduced availability of fuel;

•	Continued or increased price competition resulting from industry excess capacity, currency fluctuations, or other factors;

•	Fluctuations in foreign currency exchange rates, commodity prices, and interest rates;

•	Adverse effects resulting from economic, geopolitical, or other events;

•
Economic distress of suppliers that may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase costs, affect liquidity, or cause production constraints or disruptions;

•
Work stoppages at Ford or supplier facilities or other limitations on production (whether as a result of labor disputes, natural or man-made disasters, tight credit markets or other financial distress, production constraints or difficulties, or other factors);

•	Single-source supply of components or materials;

•	Labor or other constraints on Ford’s ability to maintain competitive cost structure;

•	Substantial pension and postretirement health care and life insurance liabilities impairing our liquidity or financial condition;

•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns);

•	Restriction on use of tax attributes from tax law “ownership change;”

•	The discovery of defects in vehicles resulting in delays in new model launches, recall campaigns, or increased warranty costs;

•	Increased safety, emissions, fuel economy, or other regulations resulting in higher costs, cash expenditures, and/or sales restrictions;

•	Unusual or significant litigation, governmental investigations, or adverse publicity arising out of alleged defects in products, perceived environmental impacts, or otherwise;

•
A change in requirements under long-term supply arrangements committing Ford to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay” contracts);

•	Adverse effects on results from a decrease in or cessation or clawback of government incentives related to investments;

•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets;

•	Cybersecurity risks to operational systems, security systems, or infrastructure owned by Ford, Ford Credit, or a third-party vendor or supplier;

•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;

•
Inability of Ford Credit to access debt, securitization, or derivative markets around the world at competitive rates or in sufficient amounts, due to credit rating downgrades, market volatility, market disruption, regulatory requirements, or other factors;

•	Higher-than-expected credit losses, lower-than-anticipated residual values, or higher-than-expected return volumes for leased vehicles;

•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles; and

•	New or increased credit, consumer, or data protection or other regulations resulting in higher costs and/or additional financing restrictions.

Ford cannot be certain that any expectation, forecast, or assumption made in preparing forward-looking statements will prove accurate, or that any projection will be realized. It is to be expected that there may be differences between projected and actual results. Ford’s forward-looking statements speak only as of the date of their initial issuance, and Ford does not undertake any obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future events, or otherwise. For additional discussion, see “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2012.

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CONFERENCE CALL DETAILS

Ford Motor Company [NYSE:F] releases its preliminary fourth quarter 2013 financial results at 7 a.m. EST today. The following briefings will be held after the announcement:

•
At 9 a.m. (EST), Alan Mulally, Ford president and chief executive officer, and Bob Shanks, Ford executive vice president and chief financial officer, will host a conference call to discuss Ford’s 2013 fourth quarter and full year results.

•
At 11 a.m. (EST), Neil Schloss, Ford vice president and treasurer; Stuart Rowley, Ford vice president and controller, and Michael Seneski, chief financial officer, Ford Motor Credit Company, will host a conference call focusing on Ford Motor Credit Company’s 2013 fourth quarter and full year results.

The presentations (listen-only) and supporting materials will be available at www.shareholder.ford.com. Representatives of the investment community will have the opportunity to ask questions on both conference calls, as will representatives of the news media on the first call.

Access Information — Tuesday, Jan. 28, 2014
Earnings Call: 9 a.m. (EST)
Toll Free: 1.866.953.6857
International: 1.617.399.3481
Earnings Passcode: Ford Earnings
Fixed Income: 11 a.m. (EST)
Toll Free: 1.800.591.6942
International: 1.617.614.4909
Fixed Income Passcode: Ford Fixed Income
Replays — Available after 12 p.m. (EST) the day of the event through Tuesday Feb. 4, 2014
www.shareholder.ford.com
Toll Free: 1.888.286.8010
International: 1.617.801.6888
Replay Passcodes:
Earnings: 15583385
Fixed Income: 28355621

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 181,000 employees and 65 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

# # #

Contact(s):	Media:	Equity Investment	Fixed Income	Shareholder
		Community:	Investment Community:	Inquiries:
	Jay Cooney	Larry Heck	Steve Dahle	1.800.555.5259 or
	1.313.319.5477	1.313.594.0613	1.313.621.0881	1.313.845.8540
	jcoone17@ford.com	fordir@ford.com	fixedinc@ford.com	stockinf@ford.com

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TOTAL COMPANY
CALCULATION OF EARNINGS PER SHARE
		Fourth Quarter 2013		Full Year 2013
		Net Income Attributable to Ford	After-Tax Operating Results Excl. Special Items*	Net Income Attributable to Ford	After-Tax Operating Results Excl. Special Items*
	After-Tax Results (Mils.)
	After-tax results*	$3,039	$1,270	$7,155	$6,566
	Effect of dilutive 2016 Convertible Notes**	12	12	45	48
	Effect of dilutive 2036 Convertible Notes**	—	—	1	1
	Diluted after-tax results	$3,051	$1,282	$7,201	$6,615

	Basic and Diluted Shares (Mils.)
	Basic shares (Average shares outstanding)	3,944	3,944	3,935	3,935
	Net dilutive options	52	52	51	51
	Dilutive 2016 Convertible Notes	99	99	98	98
	Dilutive 2036 Convertible Notes	3	3	3	3
	Diluted shares	4,098	4,098	4,087	4,087

	EPS (Diluted)	$0.74	$0.31	$1.76	$1.62

*	Excludes Income/(Loss) attributable to non-controlling interests; special items detailed on page 14
**
As applicable, includes interest expense, amortization of discount, amortization of fees, and other changes in income or loss that result from the application of the if-converted method for convertible securities

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TOTAL COMPANY
INCOME FROM CONTINUING OPERATIONS
	Fourth Quarter		Full Year
	2012	2013	2012	2013
	(Mils.)	(Mils.)	(Mils.)	(Mils.)
Automotive
North America	$1,872	$1,702	$8,343	$8,781
South America	145	(126)	213	(34)
Europe	(732)	(571)	(1,753)	(1,609)
Asia Pacific Africa	39	106	(77)	415
Other Automotive	(62)	(187)	(470)	(656)
Total Automotive (excl. special items)	$1,262	$924	$6,256	$6,897
Special items -- Automotive	160	(311)	(246)	(1,568)
Total Automotive	$1,422	$613	$6,010	$5,329

Financial Services
Ford Credit	$414	$368	$1,697	$1,756
Other Financial Services	5	(13)	13	(84)
Total Financial Services	$419	$355	$1,710	$1,672

Total Company
Pre-tax results	$1,841	$968	$7,720	$7,001
(Provision for)/Benefit from income taxes	(246)	2,061	(2,056)	147
Net income	$1,595	$3,029	$5,664	$7,148
Less: Income/(Loss) attributable to non-controlling interests	(3)	(10)	(1)	(7)
Net income attributable to Ford	$1,598	$3,039	$5,665	$7,155

Memo: Excluding special items
Pre-tax results	$1,681	$1,279	$7,966	$8,569
(Provision for)/Benefit from income taxes	(443)	(19)	(2,371)	(2,010)
Less: Income/(Loss) attributable to non-controlling interests	(3)	(10)	(1)	(7)
After-tax results	$1,241	$1,270	$5,596	$6,566

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	TOTAL COMPANY
	SPECIAL ITEMS
		Fourth Quarter		Full Year
		2012	2013	2012	2013
		(Mils.)	(Mils.)	(Mils.)	(Mils.)
	Personnel and Dealer-Related Items
	Separation-related actions*	$(191)	$(156)	$(481)	$(856)
	Mercury discontinuation / Other dealer actions	(24)		(71)
	Total Personnel and Dealer-Related Items	$(215)	$(156)	$(552)	$(856)

	Other Items
	U.S. pension lump-sum program	$(250)	$(155)	$(250)	$(594)
	FCTA - subsidiary liquidation	$—	$—	$(4)	$(103)
	CFMA restructuring	$625	$—	$625	$—
	Loss on sale of two component businesses	—	—	(174)	—
	AAI consolidation	—	—	136	—
	Other	—		(27)	(15)
	Total Other Items	$375	$(155)	$306	$(712)

	Total Special Items	$160	$(311)	$(246)	$(1,568)

	Tax Special Items	$197	$2,080	$315	$2,157

	Memo:
	Special Items impact on earnings per share**	$0.09	$0.43	$0.01	$0.14

*	For 2013, primarily related to separation costs for personnel at the Genk and U.K. facilities
**	Includes related tax effect on special items and tax special items

	NET INTEREST RECONCILIATION TO GAAP
		Fourth Quarter		Full Year
		2012	2013	2012	2013
		(Mils.)	(Mils.)	(Mils.)	(Mils.)

	Interest expense (GAAP)	$(142)	$(212)	$(713)	$(829)
	Interest income (GAAP)	52	38	272	163
	Subtotal	$(90)	$(174)	$(441)	$(666)

	Adjusted for items included / excluded from net interest:
	Include: Gains/(Losses) on cash equiv. & mark. securities*	5	—	69	(7)
	Include: Gains/(Losses) on extinguishment of debt	—	—	—	(18)
	Exclude: Change in amortized value of debt included in interest expense	(45)	—	(45)	—
	Other	(17)	(30)	(72)	(110)
	Net Interest	$(147)	$(204)	$(489)	$(801)

*	Excludes mark-to-market adjustments of our investment in Mazda

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AUTOMOTIVE SECTOR
GROSS CASH RECONCILIATION TO GAAP
		Dec. 31,	Sep. 30,	Dec. 31,
		2012	2013	2013
		(Bils.)	(Bils.)	(Bils.)

	Cash and cash equivalents	$6.2	$5.7	$5.0
	Marketable securities	18.2	20.4	20.1
	Total cash and marketable securities	$24.4	$26.1	$25.1

	Securities in transit*	(0.1)	—	(0.3)
	Gross cash	$24.3	$26.1	$24.8

*	The purchase or sale of marketable securities for which the cash settlement was not made by period end and a payable or receivable was recorded on the balance sheet

AUTOMOTIVE SECTOR
OPERATING-RELATED CASH FLOWS RECONCILIATION TO GAAP
	Fourth Quarter		Full Year
	2012	2013	2012	2013
	(Bils.)	(Bils.)	(Bils.)	(Bils.)

Net cash provided by/(used in) operating activities (GAAP)	$2.2	$1.3	$6.3	$7.7

Items included in operating-related cash flows
Capital spending	(1.9)	(2.0)	(5.5)	(6.6)
Proceeds from the exercise of stock options	—	—	—	0.3
Net cash flows from non-designated derivatives	(0.2)	—	(0.8)	(0.3)

Items not included in operating-related cash flows
Cash impact of JSB and personnel-reduction actions	0.1	0.1	0.4	0.3
Funded pension contributions	0.9	1.1	3.4	5.0
Tax refunds and tax payments from affiliates	—	—	(0.1)	(0.3)
Settlement of outstanding obligation with affiliates	—	—	(0.3)	—
Other	(0.1)	—	—	—
Operating-related cash flows	$1.0	$0.5	$3.4	$6.1

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